EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (No. 333-163554 and No. 333-147244) on Form S-3 and No. 333-169472 on Form S-8 of our reports dated March 11, 2011, relating to the consolidated financial statements of Eagle Rock Energy Partners, L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for oil and gas reserves) and the effectiveness of Eagle Rock Energy Partners, L.P. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Eagle Rock Energy Partners, L.P. for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 11, 2011